Exhibit 10.7

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ORGENTEC

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered Into as of February 19, 2008 (the “Effective Date”) by and between ORGENTEC DIAGNOSTIKA GMBH, having an address of Carl-Zeiss-Strasse 49, 55129 Mainz, Germany (“ORGENTEC”), and PROPRIUS, INC., a Delaware corporation, having an address of 12264 El Camino Real, Suite 350, San Diego, California 92130, USA (“Proprius”).

RECITALS

WHEREAS, ORGENTEC owns certain patent rights and know-how relating to rheumatology diagnostics and rheumatology treatment;

WHEREAS, Proprius is engaged in the research and development of personalized medicine solutions in rheumatology and autoimmune diseases; and

WHEREAS, Proprius wishes to obtain, and ORGENTEC is willing to grant to Proprius, a license to develop and commercialize Initial Products (as defined below), subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS

1.1 “Additional Product” shall mean any Licensed Product other than an Initial Product.

1.2 “Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a party hereto and shall include any company more than 50% of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by a party, and any company which owns or controls, directly or indirectly, more than 50% of the voting stock of a party.

1.3 “Combination Product” shall mean an Initial Product that includes at least one additional marker that is not covered by the Patent Rights.

1.4 “Confidential Information” shall have the meaning provided in Section 7.1.

1.5 “Control” shall mean, with respect to any Information, patent right or other intellectual property right, possession by a party of the ability (whether by ownership, license or otherwise) to grant access, a license or a sublicense to such Information, patent right or intellectual property right without violating the terms of any agreement or other arrangement with any Third Party.

1.6 “Field” shall mean any and all diagnostic and prognostic applications, including, without limitation, diagnosis, prognosis and monitoring of rheumatoid arthritis. For the avoidance of doubt, the Field excludes all therapeutic applications.

1.7 “Information” shall mean all kind of information of whatever form, including without limitation, all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

1.8 “Initial Product” shall mean a Licensed Product that includes ORGENTEC’s Anti-MCV (autoantibodies against mutated citrullinated Vimentin) ELISA technology in 96-well titer plate format, including all improvements to such technology.

1.9 “Invention” shall have the meaning provided in Section 5.1.

1.10 “Inventor(s)” shall mean the inventor(s) named in the Patent Rights.

1.11 “Joint Invention” shall have the meaning provided in Section 5.1.

1.12 “Know-How” shall mean all non-patented and unpublished Information (including documentation thereof) relating to Licensed Products and Controlled by ORGENTEC as of the Effective Date, including, but not limited to, research, clinical and manufacturing data and documentation, sample report forms from the clinical studies, case report forms, clinical databases, protocols, completed patient informed consent forms, copies of laboratory notebooks, standard operating procedures and laboratory procedures.

1.13 “Licensed Product” shall mean any product, product part or service, the making, using, importing or selling of which would, but for this license, infringe a Valid Claim in the Patent Rights in a country in which it is made, used, imported, or sold.

1.14 “Licensed Technology” shall mean the Patent Rights and Know-How.

1.15 “Net Sales” shall mean the gross amounts [***] by Proprius and its Affiliates (but not their respective Sublicenses) for sales of Initial Products to Third Parties that are not Affiliates or Sublicenses of the selling party (unless such Affiliate or Sublicense is the end user of such Initial Product, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a Third Party end user in an arm’s-length transaction), less the following items, as allocable to such initial Products: (i) discounts (including cash and quantity discounts), chargeback payments and rebates granted to managed healthcare organizations or to federal, state or local governments (or their respective agencies, purchasers and reimbursers) or to trade customers, in each case, as determined in accordance with Proprius’ or its Affiliate’s normal accounting procedures, consistently applied; (ii) credits or allowances additionally granted upon returns, rejections or recalls; (iii) freight, shipping and Insurance charges actually allowed or paid for by Proprius or Its Affiliates for delivery of Initial Products; and (iv) taxes, duties or other governmental tariffs (other than income taxes) levied on,

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absorbed or otherwise imposed on sales of Initial Products at the cost of Proprius or its Affiliates, Proprius and its Affiliates shall be solely responsible for the risk associated with collection of accounts receivable for Initial Products.

In the case of any Combination Product, Net Sales for such Combination Product for the purpose of determining royalties shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the cost of goods of the Initial Product portion of the Combination Product without any other component(s) of the Combination Product, and B is the cost of goods of the other component(s) in the Combination Product.

1.16 “New MCV IP” shall have the meaning provided in Section 5.1(a).

1.17 “Patent Rights” shalt mean: (a) the patent(s) and patent application(s) listed in Exhibit A attached hereto, together with any and all applications, provisionals, continuations, continuations-in-part, divisionals, re-issues, additions, renewals or extensions thereof and any patents issuing therefrom, or claiming priority to said applications, together with all embodiments and applications of the patents including, but not limited to its use in, and on all testing platforms and systems; and (b) all improvements made by ORGENTEC to the inventions claimed in the patent(s) and patent application(s) listed in Exhibit A attached hereto during the Term.

1.18 “Kits” shall have the meaning provided in Section 2.7.

1.19 “Proprius Invention” shall have the meaning provided in Section 5.1.

1.20 “Samples” shall mean, to the extent Controlled by ORGENTEC as of the Effective Date, and related to the subject matter of this Agreement, all serum specimens, blood specimens, DNA material and lymphoblastoid cells generated from patients and/or healthy subjects, which specimens, material or cells were used by the Inventor(s) in the discovery of, or other research and development with respect to, the Initial Products.

1.21 “Sublicenses” shall mean any Third Party to which Proprius or its Affiliate grants a sublicense of its license under the Licensed Technology.

1.22 “Sublicense Revenue” shall mean: [***]

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1.23 “Term” shall have the meaning provided in Section 8.1.

1.24 “Territory” shall mean Mexico and the United States of America.

1.25 “Third Party” shall mean any entity other than ORGENTEC or Proprius or any of their respective Affiliates.

1.26 “Valid Claim” shall mean a claim of an issued and unexpired patent, which claim has not been held invalid or unenforceable, or a claim of a pending patent application. Notwithstanding the foregoing, if a claim of a pending patent application shall not have issued within [***] after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim unless and until a patent issues with such claim.

2.	LICENSE; RIGHT OF FIRST NEGOTIATION

2.1 License Grant. Subject to the terms and conditions of this Agreement, ORGENTEC hereby grants to Proprius an exclusive, royalty-bearing license, including the right to sublicense through multiple tiers of sublicense, under the Licensed Technology solely to commercialize, develop, research, use, make, have made, sell, offer for sale, have sold and import Initial Products in the Field in the Territory. Notwithstanding the exclusivity of the foregoing license, ORGENTEC reserves the right to practice the Licensed Technology in the Field in the Territory to the extent necessary to perform its obligations under Section 2.7

2.2 Right of First Negotiation. Subject to the terms and conditions of this Agreement, ORGENTEC hereby grants to Proprius the right of first negotiation to obtain a license with respect to one or more Additional Products in the Field in the Territory in accordance with this Section 2.2. If, during the Term, ORGENTEC proposes to introduce (either directly or through an Affiliate or Third Party licensee or distributor) in the Territory any Additional Product, then ORGENTEC shall promptly notify Proprius thereof in writing of such intent and shall provide to Proprius any and all available scientific data, patent filings and other relevant information regarding such Additional Product (“Diligence Information”). At any time during the 30-day period commencing on the date of such notice, provided that all available Diligence Information regarding an Additional Product has been provided within [***] days following such notice (the “Review Period”), Proprius, at its sole discretion, may exercise its right of first negotiation with respect to such Additional Product by delivering written notice of exercise to ORGENTEC. If Proprius exercises such right of first negotiation prior to expiration of the Review Period, the parties shall negotiate in good faith for up to an additional [***] days (the “Negotiation Period”) regarding the terms upon which ORGENTEC would exclusively license such Additional Product to Proprius in the Field in the Territory. Until the expiration of the Negotiation Period with respect to an Additional Product, ORGENTEC shall negotiate exclusively with Proprius regarding the grant of a license with respect to such Additional Product. If Proprius does not exercise its right of first negotiation with respect to an Additional Product prior to expiration of the Review Period, or if Proprius exercises such right of first negotiation with respect to an Additional Product but the Negotiation Period expires without the parties having entered into a definitive written license agreement with respect to such Additional Product, then ORGENTEC shall be free to offer such Additional Product to, and to negotiate and enter into a license with, any Third Party with respect to such Additional Product in the Field in the Territory, except that ORGENTEC shall not license such Additional Product to any Third

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Party on terms more favorable to such Third Party than those offered to Proprius without first offering such license to Proprius on such more favorable terms for a period of at least 30 days.

2.3 Transfer of Samples. Within 90 days after the Effective Date, ORGENTEC shall, if available and to the extent permitted by applicable laws and commercially reasonable, the protocols approved by the respective IRBs/ Ethic Committees of the institutions through which the Samples were collected, and any informed consents obtained by ORGENTEC from Sample donors, transfer (or cause to be transferred) the Samples to Proprius. ORGENTEC hereby grants to Proprius, to the extent permitted by applicable laws an exclusive license, including the right to grant sublicenses, to use the transferred Samples for technology validation purposes with respect to initial Products in the Field in the Territory. As between the parties, Proprius shall be solely responsible for the costs of any such technology validation activities including the transfer of the samples. Concurrently with the transfer of any such Samples, ORGENTEC shall provide Proprius with copies of the protocols approved by the respective IRBs/ Ethic Committees of the Institutions through which the Samples were collected.

2.4 Technology Transfer; Consultation with Inventor(s). Promptly following the Effective Date and from time to time as necessary thereafter, ORGENTEC shall provide to Proprius true and complete copies of all written materials in ORGENTEC’s possession and Control relating to processes and methods for employing and practicing the Licensed Technology in the Field. In addition, at Proprius’ request from time to time, ORGENTEC shall allow Proprius reasonable access to the Inventor(s) for consultation regarding the practice of the Licensed Technology. The contact to the Inventor(s) shall be coordinated through a designated officer of Orgentec or Dr. Becker or Dr. Berg, who will act as intermediates between Proprius and Inventor(s) to answer any questions or help in Technology Transfer or relating to questions on processes and methods for employing and practicing the Licensed Technology in the Field. Should the communication through a designated office of Orgentec or Dr. Becker or Dr. Berg be deemed insufficient or inefficient by both parties, a reasonable, supervised, direct contact with the Inventor(s) would be made available to Proprius. For the avoidance of doubt, to the extent that the Inventors are not employees of ORGENTEC, it shall be subject to the Inventors’ free discretion to accept such request for consultation.

2.5 Diligence Obligations.

(a) Subject to Section 2.5(b) below, Proprius agrees to use commercially reasonable efforts (directly and/or through one or more Affiliates and Sublicenses) to bring one or more initial Products to market in the Field in the Territory and, following first commercial sale, to promote such Initial Product(s) in the Field in the Territory during the Term. Without limiting the generality of the foregoing (but subject to Section 2.5(b)), Proprius shall achieve first commercial sale of an Initial Product by December 31, 2008. If, despite its commercially reasonable efforts, Proprius fails to achieve first commercial sale of an Initial Product by December 31, 2008, the parties shall discuss in good faith an appropriate extension of such deadline and/or other modification of such diligence milestone. If the parties are unable to reach mutual agreement on such extension or modification, ORGENTEC shall have the right to convert Proprius’ license under Section 2.1 to a co-exclusive license upon written notice to Proprius.

(b) Proprius’ diligence obligations under Section 2.5(a) are subject to ORGENTEC using commercially reasonable efforts to obtain U.S. Food and Drug Administration clearance or approval of its Anti-MCV (autoantibodies against mutated citrullinated vimentin) E LISA technology by December 31, 2009. Proprius shall, if available and to the extent permitted by applicable laws and commercially reasonable, the protocols approved by the respective IRBs/ Ethic Committees of the institutions through which samples were collected, and any informed consents obtained by Proprius from sample donors, transfer (or cause to be transferred) available patient samples to ORGENTEC to support the FDA approval process. Proprius hereby grants to ORGENTEC, to the extent permitted by applicable laws a non-exclusive license, to use the transferred samples for FDA approval purposes for Initial Products or Additional Products In the Field in the Territory.

Should ORGENTEC not act diligently to achieve the FDA approval before or no later then December 31, 2009, Proprius has the right, at its own discretion, to solely oversee and manage the FDA approval. In such case ORGENTEC would continue to carry the costs for the FDA approval process.

2.6 Disclosure Regarding Proprius Efforts. At ORGENTEC’s written request, Proprius shall provide ORGENTEC with an bi-annual written progress report summarizing in reasonable detail Proprius’ and its Affiliates’ and Sublicenses’ activities related to the development and Commercialization of Initial Products in the Field in the Territory.

2.7 Supply. ORGENTEC shall supply Proprius with ORG 548 Anti-MCV 96-well titer plates and associated reagents (“Plates”). During the Term, ORGENTEC agrees to sell and supply to Proprius such quantities of Kits as may be set forth on purchase orders placed by Proprius in accordance with this Section 2.7. Proprius shall order Kits by submitting written purchase orders to ORGENTEC specifying the quantity of Kits ordered, the desired shipment date for such Plates and any relevant shipping instructions. Proprius shall submit each purchase order to ORGENTEC at least 30 days in advance of the desired shipment date specified in such purchase order. ORGENTEC shall make each shipment of Kits in the quantity and on the shipment date specified for it on Proprius’ purchase order, via the mode(s) of transportation and to the destination specified on such purchase order. Any shipment shall be delivered [EXW ](Incoterms 2000). Any purchase orders for Kits submitted by Proprius to ORGENTEC shall reference this Agreement and shall be governed exclusively by the terms contained herein. The parties hereby agree that the terms and conditions of this Agreement shall supersede any term or condition in any order, confirmation or other document furnished by Proprius or ORGENTEC that is in any way inconsistent with these terms and conditions, ORGENTEC agrees to use its commercially reasonable efforts to ensure that Kits ordered by Proprius hereunder shall be delivered on the scheduled delivery dates set forth in the relevant purchase orders. Promptly upon receipt of a shipment, Proprius shall inspect such shipment. Proprius shall notify ORGENTEC in writing and may reject any portion of any shipment of Plates if such portion of any shipment does not conform to the applicable specifications established by ORGENTEC for the Plates, as in effect from time to time. If Proprius does not notify ORGENTEC of any such deficiency of the shipment within 7 days upon receipt, the shipment shall be deemed approved, except for such deficiencies that were not apparent at the time of the inspection. The initial approval is however based on a visual inspection of the plates/kits and a standard QC check to assure performance specifications of a limited sample of the purchased goods are met. Any change in or loss of performance compared to the product specifications over time on the rest of the purchased plates/kits would fall under ORGENTEC’S product warranty. In case of a presumed lack of performance, Proprius would, if available and to the extent permitted by applicable laws and commercially reasonable provide ORGENTEC with patient samples, which seem to have resulted in questionable or wrong results, so that ORGENTEC can use them for their internal QC of the product which did not fulfill the Proprius QC or performance specifications.

If the total available supply of Kits is insufficient to meet the requirements of Proprius and ORGENTEC’s other customers, ORGENTEC shall be under no obligation to meet the order by Proprius but agrees that, in allocating the available supply of Kits while such shortage is in effect, ORGENTEC will give Proprius the same “high” priority that ORGENTEC extends to any of its other comparable customers for Kits.

2.8 Territory. ORGENTEC shall not, directly or indirectly, and shall not cause, authorize or permit any of its Third Party licensees and distributors to: (a) engage in any advertising, promotion or marketing activities with respect to Initial Products in the Territory; (b) actively solicit orders for Initial Products from any prospective purchaser with its principal place of business located in the Territory; or (c) deliver or tender any Initial Products in the Territory. ORGENTEC shall not sell or deliver Initial Products to any Third Party licensee or distributor if ORGENTEC knows or has actual reason to believe that such Third Party licensee or distributor intends to resell or distribute such Initial Products in the Territory.

3.	FEES AND PAYMENTS

3.1 Upfront Fees. Proprius shall pay the following upfront fees to ORGENTEC:

(a) Fifty thousand U.S. dollars (US$50,000) within 45 days after the Effective Date; and

(b) Fifty thousand U.S. dollars (US$50,000) within 45 days after ORGENTEC notifies Proprius in writing of the issuance of the first U.S. patent within the Patent Rights.

The upfront fees paid by Proprius pursuant to this Section 3.1 shall be fully creditable toward amounts payable under Section 3.2.

3.2 Supply; Transfer Price. The transfer price for Kits supplied pursuant to Section 2.7 shall be [***] U.S. dollars (US$[***]) per Plate. ORGENTEC shall invoice Proprius for the transfer price of Plates ordered by Proprius no earlier than the date of shipment to Proprius, and each such invoice shall be due and payable within 30 days of receipt. Any increases in transfer price commencing after January 1, 2009 should be given with a 3 month notice before a given calendar year and shall not be higher than the average German inflation rate of the ending calendar year.

3.3 Royalties. Proprius shall pay to ORGENTEC a royalty of [***] percent ([***]%) of Net Sales of initial Products by Proprius and its Affiliates. Royalties under this Section 3.3 shall be payable on an Initial Product-by-Initial Product and country-by-country basis

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until the expiration of the last to expire of the Patent Rights containing a Valid Claim claiming the manufacture, use or sale of such Initial Product in such country.

3.4 Payments on Sublicense Revenue. Proprius shall pay to ORGENTEC [***] percent ([***]%) of Sublicense Revenue received by Proprius from Sublicenses.

3.5 Third Party Royalties. If Proprius is obligated or, following a claim or request by such Third Party, deems it reasonably necessary to pay royalties or other compensation to any Third Party that holds a patent(s) or patent application(s) that is (or are) in the reasonable judgment of Proprius, infringed by the manufacture, use or sale of an Initial Product in the Field In the Territory, Proprius may deduct [***] percent ([***]%) of such compensation actually paid to such Third Party(ies) from the royalties payable to ORGENTEC under Section 3.3; provided, however, that in no event shall the royalty payable to ORGENTEC under Section 3.3 be reduced to less than [***] percent ([***]%) of Net Sales of Initial Products in any calendar quarter. Within 7 days after Proprius has gained actual knowledge of such claim or request by a Third Party, Proprius shall notify ORGENTEC in writing of any such claim or request.

4.	PAYMENT; RECORDS; AUDITS

4.1 Payment; Reports. Royalties and Sublicense Revenues shall be calculated and reported for each calendar quarter. All payments due to ORGENTEC under Sections 3.3 and 3.4 shall be paid within [***] days after the end of each calendar quarter. Each payment shall be accompanied by a report of Net Sales of Initial Products by Proprius and its Affiliates and Sublicense Revenue received from Sublicenses in sufficient detail to permit confirmation of the accuracy of the payment made, including, without limitation and on a country-by-country basis, the number and type of Initial Products sold, the gross sales and Net Sales of such Initial Products, consideration paid to Third Parties as described in Section 3.5, the amount and type of Sublicense Revenue received, the amounts payable to ORGENTEC hereunder, the method used to calculate such payments, and the exchange rates used.

4.2 Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. With respect to Net Sales Invoiced in a currency other than dollars, the Net Sales shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, on the last business day of each month during the applicable calendar quarter. All payments owed under this Agreement shall be made by wire transfer free of any costs and charges and in immediately available funds to a bank and account designated in writing by ORGENTEC, unless otherwise specified in writing by ORGENTEC.

4.3 Income Tax Withholding. ORGENTEC will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by Proprius, Proprius shall (a) promptly provide ORGENTEC with the respective tax order (b) deduct such taxes from the payment to ORGENTEC, (c) timely pay the taxes to the proper taxing authority, and (d) send proof of payment to ORGENTEC and certify its receipt by the taxing authority within 30 days following such payment.

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4.4 Audits. During the Term and for a period of three (3) years thereafter, Proprius shall keep, and shall require its Affiliates and Sublicenses to keep, complete and accurate records pertaining to the sale or other disposition of Initial Products and the receipt of Sublicense Revenue in sufficient detail to permit ORGENTEC to confirm the accuracy of all payments due hereunder. ORGENTEC shall have the right, no more than twice per calendar year, to cause an independent, certified public accountant reasonably acceptable to Proprius to audit such records to confirm Net Sales, royalties, Sublicense Revenue and related payments due hereunder for a period covering not more than the preceding three (3) years. Such audits may be exercised during normal business hours upon reasonable prior written notice to Proprius. In no event shall any given year be subject to audit more than one time. Prompt adjustments shall be made by the parties to reflect the results of such audit. ORGENTEC shall bear the full cost of such audit unless such audit discloses an underpayment by Proprius of more than [***]% of the amount of royalties or other payments due under this Agreement, in which case, Proprius shall bear the full cost of such audit and shall promptly remit to ORGENTEC the amount of any underpayment.

5.	INTELLECTUAL PROPERTY

5.1 Inventions. Inventorship of inventions (whether or not patentable) made in whole or in part by Proprius personnel in practicing the license granted hereunder (“Inventions”) shall be determined In accordance with the rules of inventorship under U.S. patent laws.

(a) Proprius shall solely own all Inventions made solely by Proprius personnel, including all patent and other intellectual property rights therein (collectively, “Proprius Inventions”), and ORGENTEC shall have no right or license with respect to Proprius Inventions; provided, however, that if Proprius generates or reduces to practice any Invention based solely on the inventions claimed in the Patent Rights (“New MCV IP”), Proprius shall promptly disclose such New MCV IP to ORGENTEC in writing and, at ORGENTEC’s written request made within 30 days after such disclosure, shall discuss in good faith the grant to ORGENTEC of a non-exclusive, royalty-free license to use such New MCV IP for specified applications outside the Field in Europe (such applications to be mutually agreed in writing by the parties). In any event Proprius herewith grants ORGENTEC a non-exclusive, royalty-free license, without the right to sublicense, to use such New MCV IP for research purposes.

(b) The parties shall jointly own all Inventions jointly made by Proprius personnel and ORGENTEC personnel, including all patent and other intellectual property rights therein (collectively, “Joint inventions”). Each party shall be entitled to practice, and to grant licenses under its interest in, Joint Inventions throughout the world, without the consent of and without accounting to the other party; provided, however, that ORGENTEC hereby grants to Proprius, during the Term, an exclusive, royalty-bearing license, including the right to sublicense through multiple tiers of sublicense, under ORGENTEC’s interest in Joint Inventions solely to commercialize, develop, research, use, make, have made, sell, offer for sale, have sold and import Initial Products in the Field in the Territory and Proprius hereby grants to ORGENTEC such license with respect to Initial Products in the Field outside the Territory.

5.2 Patent Prosecution and Maintenance. ORGENTEC shall be solely responsible for prosecution and maintenance of the Patent Rights at its sole expense. With respect to any

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patent rights in Joint Inventions, ORGENTEC shall be solely responsible for prosecution and maintenance, provided that ORGENTEC shall Inform Proprius about any actions it may take in this respect and that any commercially reasonable costs incurred in connection with such patent rights shall be shared by the parties at the ratio of their respective interest therein. ORGENTEC shall keep Proprius regularly and fully informed of progress with regard to the preparation, filing, prosecution and maintenance of Patent Rights in the Territory and shall consider in good faith the requests and suggestions of Proprius with respect to strategies for filing and prosecuting Patent Rights in the Territory. In the event that ORGENTEC desires to abandon any Patent Right in the Territory, ORGENTEC shall provide reasonable prior written notice to Proprius of such intention to abandon, which notice shall, in any event, be given no later than 60 days prior to the next deadline for any action that may be taken with respect to such Patent Right with the U.S. Patent & Trademark Office or any foreign patent office, and Proprius shall have the right, at its expense, to prepare, file, prosecute, and maintain such Patent Right in the Territory.

5.3 Disclosure of ORGENTEC Improvements. if ORGENTEC generates or reduces to practice any new invention or know-how constituting an improvement to any invention claimed in the patent(s) and patent application(s) listed in Exhibit A attached hereto, ORGENTEC shall promptly disclose such improvement to Proprius in writing.

5.4 Infringement by Third Parties. Proprius and ORGENTEC shall promptly notify the other in writing of any alleged or threatened infringement of any Patent Right in the Field in the Territory of which they become aware. Proprius shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to infringement of any Patent Right in the Field in the Territory at its own expense and by counsel of its own choice, and ORGENTEC shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Proprius fails to bring an action or proceeding within (a) 90 days following the notice of alleged infringement or (b) 10 business days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, ORGENTEC shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Proprius shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In the event a party brings an infringement action in the Field in the Territory in accordance with this Section 5.4, the other party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. Neither party shall have the right to settle any patent infringement litigation under this Section 5.4 relating to any Patent Right in the Field in the Territory without the prior written consent of such other party, which shall not be unreasonably withheld, conditioned or delayed. [***]

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6.	REPRESENTATIONS AND WARRANTIES

6.1 Mutual Representations and Warranties. Each party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

6.2 ORGENTEC Representations and Warranties. ORGENTEC hereby represents and warrants to Proprius as of the Effective Date that: (a) ORGENTEC has sufficient rights in the patents and patent applications listed on Exhibit A hereto to grant the license and other rights it purports to grant to Proprius hereunder; (b) other than the patents and patent applications listed on Exhibit A hereto, ORGENTEC does not Control any other patent rights that would be infringed by the practice of the Licensed Technology in the Field in the Territory; (c) ORGENTEC is not aware of any action, suit or inquiry or investigation instituted by or before any court or governmental agency that questions or threatens the validity or enforceability of any of the Patent Rights; (d) ORGENTEC has not received any notice from any Third Party alleging that the practice of the Licensed Technology in the Field in the Territory infringes the intellectual property rights of such Third Party; and (e) ORGENTEC has not licensed, assigned or otherwise transferred any of its interest in the patents and patent applications listed on Exhibit A hereto in the Territory to any Third Party.

6.3 Disclaimer. Except as expressly set forth herein, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS,” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

6.4 Limitation of Liability. EXCEPT FOR PAYMENTS UNDER ARTICLE 3 OR LIABILITY FOR BREACH OF ARTICLE 7, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 6.4 shall not be construed to limit either party’s indemnification obligations under Article 9.

7.	CONFIDENTIALITY

7.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and for five (6) years thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Information furnished to it by the other party pursuant to this Agreement (collectively, “Confidential Information”). Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

7.2 Exceptions. Confidential Information shall not include any information which the receiving party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the receiving party without the use of Confidential Information belonging to the disclosing party.

7.3 Authorized Disclosure. Each party may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary in the following instances:

(a) filing, prosecuting, maintaining, enforcing or defending Patent Rights as permitted by this Agreement;

(b) prosecuting or defending litigation;

(c) complying with applicable court orders or governmental regulations;

(d) conducting development and/or commercialization of initial Products in accordance with the license granted under Section 2.1 and making regulatory filings with respect thereto; and

(e) disclosure to Affiliates, Sublicenses, employees, consultants, agents or other Third Parties in connection With due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Affiliate, Sublicenses, employee, consultant, agent or Third Party agrees to be bound by reasonable obligations of confidentiality and non-use with respect to the disclosed Confidential Information.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential information pursuant to Section 7.3(b) or (c), it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by Proprius with the Securities and Exchange Commission or as otherwise required by law.

7.4 Publications. Proprius shall have the right to initiate, control and publish studies in the Territory. ORGENTEC shall have the right to initiate, control and publish studies in the outside the Territory. If an ORGENTEC study is to be published in the Territory or if a Proprius study is to be published outside the Territory or if both parties initiate a joint study, both parties shall have the right to review and comment on any material proposed for disclosure or publication by the other party, such as by oral presentation, manuscript or abstract, which utilizes Licensed Technology and/or includes Confidential Information of the other party. Before any such material is submitted for publication, the party proposing publication shall deliver a complete copy to the other party for review at least [***] days prior to submitting the material to a publisher or initiating any other disclosure. The reviewing party shall review any such materiel and give its comments to the publishing party within [***] days of the delivery of such material to the reviewing party. With respect to oral presentation materials and abstracts, the reviewing party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing party with appropriate comments, if any, but in no event later than [***] days from the date of delivery to the reviewing party. The publishing party shall comply with the reviewing party’s requests to delete references to the reviewing party’s Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional [***] days for the purpose of allowing the preparation and filing of appropriate patent applications.

7.5 Publicity. It is understood that each party may desire or be required to issue press releases relating to this Agreement or activities thereunder. The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a party may not unreasonably withhold consent to such releases, and that either party may issue such press releases as it determines, based on advice of counsel, are required to comply with laws or regulations or for appropriate market disclosure. In addition, each party shall be free to disclose, without the other party’s prior written consent, the existence of this Agreement, the identity of the other party and those terms of this Agreement which have already been publicly disclosed in accordance herewith.

8.	TERM AND TERMINATION

8.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless this Agreement is earlier terminated pursuant to Section 8.2 or 8.3, shall continue until the expiration of the last to expire of the Patent Rights.

8.2 Termination for Cause. Each party shall have the right to terminate this Agreement upon [***] prior written notice to the other upon or after the material breach of any provision of this Agreement by the other party if the breaching party has not cured such breach within the [***] period following written notice of termination by the non-breaching party.

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8.3 Termination Without Cause. Proprius shall have the right to terminate this Agreement for any reason or for no reason upon 90 days’ prior written notice to ORGENTEC.

8.4 Effect of Termination; Surviving Obligations.

(a) Upon termination of this Agreement by either party pursuant to Section 8.2 or 8.3:

(i) the license granted to Proprius under Section 2.1 and Section 5.1(b) shall automatically terminate and revert to ORGENTEC; and

(ii) any sublicenses granted under Section 2.1 and Section 5.1. (b) by Proprius shall remain in effect but shall be offered by Proprius to ORGENTEC, who shall have the unilateral right — subject to any potentially necessary consent of the sublicense — to request the assignment of such sublicenses from Proprius.

(b) Upon the expiration (but not termination) of the Term of this Agreement, the license granted by ORGENTEC to Proprius under Section 2.1 shall remain in effect in accordance with its terms but shall become non-exclusive, fully-paid, royalty-free, irrevocable and perpetual.

(c) Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the parties under Sections 6.3, 6.4, 8.4, 8.5 and 8.6 and Articles 4, 7, 9 and 10 of this Agreement shall survive expiration or termination of this Agreement.

(d) Within 30 days following the expiration or termination of this Agreement, each party shall deliver to the other party any and all Confidential Information of the other party in its possession, except that each party may retain one archival copy of the other party’s Confidential Information solely for purposes of monitoring compliance with its obligations hereunder.

8.5 Exercise of Right to Terminate. The use by either party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto.

8.6 Damages; Relief. Subject to Section 8.5 above, termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination. For the avoidance of doubt, the parties agree that any compensation claims pursuant to Section 89b of the German Commercial Code (HGB) shall be excluded.

9.	INDEMNIFICATION

9.1 Indemnification by Proprius. Proprius hereby agrees to save, defend and hold Orgentec and its Affiliates and their respective directors, officers, employees and agents (each, an “Orgentec Indemnitee”) harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any Orgentec Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (i) the development, manufacture, labeling, packaging, use, handling, shipment, storage, distribution, sale or other disposition of any Initial Product by Proprius, its Affiliates or any of their respective Sublicenses; (ii) the gross negligence or willful misconduct of any Proprius Indemnitee (defined below); or (iii) the breach by Proprius of any warranty, representation, covenant or agreement made by Proprius in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Orgentec Indemnitee or the breach by Orgentec of any warranty, representation, covenant or agreement made by Orgentec in this Agreement.

9.2 Indemnification by Orgentec. Orgentec hereby agrees to save, defend and hold Proprius and its Affiliates and their respective directors, officers, employees and agents (each, a “Proprius Indemnitee”) harmless from and against any and all Losses to which any Proprius Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (I) the gross negligence or willful misconduct of any Orgentec Indemnitee; or (ii) the breach by Orgentec of any warranty, representation, covenant or agreement made by Orgentec in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Proprius Indemnitee or the breach by Proprius of any warranty, representation, covenant or agreement made by Proprius in this Agreement.

9.3 Control of Defense. Any entity entitled to indemnification under this Article 9 shall give notice to the indemnifying party of any Losses that may be subject to indemnification, promptly after learning of such Losses, and the indemnifying party shall assume the defense of such Losses with counsel reasonably satisfactory to the indemnified party. If such defense is assumed by the indemnifying party with counsel so selected, the indemnifying party will not be subject to any liability for any settlement of such Losses made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such Losses.

10.	GENERAL PROVISIONS

10.1 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Germany, excluding its conflicts of laws principles. The parties expressly consent to the exclusive personal jurisdiction and venue of the competent courts of Mainz, Germany, for any lawsuit filed by either party against the other arising from or related to this Agreement.

10.2 Entire Agreement; Modification. This Agreement (including the Exhibit hereto) is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement. Waiver of such written form requirement may only be in writing.

10.3 Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture, agency or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

10.4 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shalt be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

10.5 Assignment. This Agreement may not be assigned or otherwise transferred by a party without the written consent of the other party; provided, however, that, either party may, without such consent, assign this Agreement in connection with the transfer or sale of all or substantially all of its business related to this Agreement, including, without any limitation, through any merger, consolidation, sale of stock, sale of assets or similar transaction. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement, provided that no assignment shall relieve the assigning party of responsibility for the performance of any accrued obligation that such party then has hereunder.

10.6 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

10.7 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

10.8 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, seven days after the date of postmark; or (c) if delivered by ovnight courier, the second business day the overnight courier regularly makes deliveries.

If to Proprius, notices must be addressed to:

Proprius, Inc.

12264 El Camino Real, Suite 350

San Diego, CA 92130

USA

Attention: Chief Executive Officer

Facsimile: +1 (858) 225-3553

If to ORGENTEC, notices must be addressed to:

ORGENTEC Diagnostika GmbH

Carl-Zeiss-Strasse 49

55129 Mainz

Germany

Attention: Chief Executive Officer

Facsimile: +49-6131-925858

10.9 Force Majeure. Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement except for any payment obligations hereunder by reason of any event beyond such party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within 10 days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute.

10.10 Interpretation.

(a) Headings. The headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b) Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable.

(c) Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d) Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

(e) English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this LICENSE AGREEMENT as of the Effective Date.

ORGENTEC DIAGNOSTIKA GMBH		PROPRIUS, INC.

By:	/s/ Wigbert Berg	By:	/s/ Michael J. Walsh

Name:	Wigbert Berg	Name:	Michael J. Walsh

Title:	CEO	Title:	President & CEO

Exhibit A

PATENT RIGHTS

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